Exhibit 5.1

June 5, 2017
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105

Re:	The Gap, Inc.- Registration Statement on Form S-8 relating to the Gap, Inc. Employee Stock Purchase Plan, as amended and restated effective May 17, 2017
Ladies and Gentlemen:

We have acted as counsel to The Gap, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 8,000,000 shares of the Company’s common stock (the “Shares”) reserved for issuance under the Company’s Employee Stock Purchase Plan, as amended and restated effective May 17, 2017 (the “Purchase Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
We have reviewed the Company’s charter documents together with the applicable Purchase Plan documents and the corporate proceedings taken by the Company in connection with the establishment of the Purchase Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to duly authorized stock purchase agreements under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.
We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Plan or the Shares.
Very truly yours,
/s/ MORGAN, LEWIS & BOCKIUS LLP